EXHIBIT 99.1

CONTACT:	Gary Harmon Chief Financial Officer (706) 625-7990 gary.harmon@dixiegroup.com

THE DIXIE GROUP AND SHAW INDUSTRIES GROUP
VOLUNTARILY PROVIDE FTC ADDITIONAL TIME FOR MERGER REVIEW

CHATTANOOGA, Tenn. (October 10, 2003) -- The Dixie Group, Inc. (Nasdaq/NM:DXYN) today announced that, following informal discussions with the staff at the Federal Trade Commission ("FTC"), Dixie and Shaw Industries Group, Inc. have agreed to voluntarily provide the FTC with additional time in which to review the proposed sale of certain Dixie assets to Shaw.

Since filing the initial pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Act ("H-S-R") on September 11, 2003, both parties have had informal discussions with the FTC staff and voluntarily provided additional information concerning the proposed transaction. Based on the discussions with the FTC, both parties agreed that Shaw, as the acquiring party, will withdraw and refile its pre-merger notification and report form under H-S-R, which will restart the 30-day time frame for initial review of the transaction. The effect of the withdrawal and refiling will give the staff additional time to review the information previously submitted before the staff must determine what information, if any, it will formally request. The waiting period for the new filing will expire at 11:59 p.m. on the 30th day after the refiling is completed, unless earlier terminated by the FTC and the Antitrust Division, or the FTC makes a formal request for additional information prior to the expiration of the waiting period.

Dixie and Shaw remain committed to working cooperatively with the Federal Trade Commission as it conducts its review of the acquisition.

The Dixie Group (www.thedixiegroup.com) is a leading carpet and rug manufacturer and supplier to higher-end residential and commercial customers serviced by Fabrica International, Masland Carpets and products under the Dixie Home name, to consumers through major retailers under the Bretlin, Globaltex and Metro Mills brands, and to the factory-built housing and recreational vehicle markets through Carriage Carpets. Dixie's Candlewick Yarns serves specialty carpet yarn customers.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced in each of the Company's business segments. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.